                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                  EXCHANGE ACT OF 1934 (AMENDMENT NO.       )

FILED BY THE REGISTRANT /X/       FILED BY A PARTY OTHER THAN THE REGISTRANT / /

- --------------------------------------------------------------------------------

Check the appropriate box:
/ / Preliminary Proxy Statement
/X/ Definitive Proxy Statement
/ / Definitive Additional Materials
/ / Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12 / / Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))

                              BE AEROSPACE, INC.
            (Name of Registrant as Specified In Its Charter)

                   (Name of Person(s) Filing Proxy Statement)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):
/X/ $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2) or
    Item 22(a)(2) of Schedule 14A.
/ / $500 per each party to the controversy pursuant to Exchange Act Rule
    14a-6(i)(3).
/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

   1) Title of each class of securities to which transaction applies:

   2) Aggregate number of securities to which transaction applies:

   3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act
      Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

   4) Proposed maximum aggregate value of transaction:

   5) Total fee paid:

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

   1) Amount Previously Paid:

   2) Form, Schedule or Registration Statement No.:

   3) Filing Party:

   4) Date Filed:

- --------------------------------------------------------------------------------

                               BE AEROSPACE, INC.

                           1400 CORPORATE CENTER WAY
                           WELLINGTON, FLORIDA 33414

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                 JULY 26, 1995

                            ------------------------

     Notice is hereby given that the Annual Meeting of Stockholders of BE Aerospace, Inc. will be held in the Conference Center, 36th Floor, Ropes & Gray, One International Place, Boston, Massachusetts at 10:30 A.M. on Wednesday, July 26, 1995 for the following purposes:

     1.  To elect two Class I directors;

     2. To consider and act upon a proposal to amend the Amended and Restated 1989 Stock Option Plan by increasing the aggregate number of shares available for grant thereunder;

     3.  To consider and act upon a proposal to adopt the MacBride Principles;
         and

     4. To transact any other business that may properly come before the meeting, or any adjournment thereof.

     Stockholders of record at the close of business on May 30, 1995 are entitled to notice of and to vote at the meeting.

     If you are unable to attend the meeting in person, please sign and date the enclosed proxy and return it promptly in the enclosed envelope.

                                            By Order of the Board of Directors,

                                            THOMAS P. MCCAFFREY
                                            Secretary

June 29, 1995

                               BE AEROSPACE, INC.
                            ------------------------

                         ANNUAL MEETING OF STOCKHOLDERS
                                 JULY 26, 1995
                            ------------------------

                                PROXY STATEMENT
                            ------------------------

     The enclosed form of proxy is solicited on behalf of the Board of Directors of BE Aerospace, Inc. (the "Company") to be voted at the Annual Meeting of Stockholders to be held in the Conference Center, 36th Floor, Ropes & Gray, One International Place, Boston, Massachusetts 02110 at 10:30 A.M. on Wednesday, July 26, 1995 or at any adjournment thereof (the "Meeting"). A proxy may be revoked by a stockholder at any time before it is voted (i) by returning to the Company another properly signed proxy bearing a later date; (ii) by otherwise delivering a written revocation to the Secretary of the Company; or (iii) by attending the Meeting and voting the shares represented by the proxy in person. Shares represented by the enclosed form of proxy properly executed and returned, and not revoked, will be voted at the Meeting.

     The expense of soliciting proxies will be borne by the Company. Officers and regular employees of the Company (who will receive no compensation therefor in addition to their regular salaries) may solicit proxies. In addition to the solicitation of proxies by use of the mails, the Company may use the services of its officers and regular employees to solicit proxies personally and by mail, telephone and telegram from brokerage houses and other shareholders. The Company also has retained Corporate Investor Communications, Inc. to assist in such solicitation for a fee of $4,000 plus expenses. The Company also will reimburse brokers and other persons for their reasonable charges and expenses in forwarding soliciting materials to their principals.

     In the absence of contrary instructions, the persons named as proxies will vote in accordance with the intentions stated below. The holders of record of shares of the common stock, $0.01 par value, of the Company (the "Common Stock") at the close of business on May 30, 1995 are entitled to receive notice of and to vote at the Meeting. As of that date, the Company had issued and outstanding 16,154,235 shares of Common Stock. Each such share of Common Stock is entitled to one vote on each matter to come before the Meeting.

     Consistent with Delaware state law and the Company's by-laws, a majority of the shares entitled to be cast on a particular matter, present in person or represented by proxy, constitutes a quorum as to such matter. Votes cast by proxy or in person at the Meeting will be counted by the person appointed by the Company to act as inspector of election for the Meeting. The two nominees for election as directors at the Meeting who receive the greatest number of votes properly cast for the election of directors shall be elected directors. A majority of the shares in attendance at the Meeting, present in person or represented by proxy, is necessary to approve the actions described in Proposal Nos. 2 and 3 of the accompanying Notice of Annual Meeting. The inspector of election will count the total number of votes cast "for" approval of Proposal Nos. 2 and 3 for purposes of determining whether sufficient affirmative votes have been cast. The inspector of election will count shares represented by proxies that withhold authority to vote either for the nominees for election as a director or for Proposal Nos. 2 and 3 or that reflect abstentions and "broker non-votes" (i.e., shares represented at the Meeting held by brokers or nominees as to which (i) instructions have not been received from the beneficial owners or persons entitled to vote; and (ii) the broker or nominee does not have the discretionary voting power on a particular matter) only as shares that are present and entitled to vote on the matter for purposes of determining the presence of a quorum, but neither abstentions nor broker non-votes will have any effect on the outcome of voting on any matter.

     The Annual Report to Stockholders for the Company's fiscal year ended February 25, 1995 accompanies this proxy statement. This proxy statement and the enclosed proxy are being mailed to stockholders on the same date as the date of the Notice of Annual Meeting.

                                 PROPOSAL NO. 1

                             ELECTION OF DIRECTORS

     The persons named in the enclosed proxy intend to vote each share as to which a proxy has been properly executed and returned and not revoked in favor of the election as directors of the two nominees named below, each of whom is now a director of the Company, unless authority to vote for the election of either or both of such nominees is withheld by marking the proxy to that effect.

     Pursuant to the Company's Restated Certificate of Incorporation, the Board of Directors is divided into three classes, as nearly equal in number as possible, so that each director (in certain circumstances after a transitional period) will serve for three years, with one class of directors being elected each year.

     The nominees include only two of the three directors currently designated as Class I Directors, whose terms expire at the 1995 Annual Meeting. Mr. Marshall will not be standing for reelection. Mr. Rowe, the other nominee as a Class I director, was elected a director on June 19, 1995. The enclosed proxy cannot be voted for a greater number of persons than two.

     If Proposal No. I is approved, Messrs. Cowart and Rowe will be elected as Class I Directors for a term of three years, expiring at the 1998 Annual Meeting, and until their respective successors are elected and shall qualify to serve.

     It is expected that Messrs. Cowart and Rowe will be able to serve, but if either is unable to serve, the proxies reserve discretion to vote, or refrain from voting, for a substitute nominee or nominees or to fix the number of directors at a lesser number.

NOMINEES

NAME, AGE (AS OF JUNE 14, 1995),                                                       DIRECTOR
BUSINESS EXPERIENCE AND CURRENT DIRECTORSHIPS                                           SINCE
- ---------------------------------------------                                           -----
JIM C. COWART, 43 -- Since January 1993, Chairman of the Board of Directors and Chief   1989
  Executive Officer of Aurora Electronics, Inc., a supplier of environmental recycling and recovery services to the electronics industry; since January 1992, Director of
  Aurora Management, Inc., a private capital firm from time to time retained by the
  Company for consulting services; from 1987 until 1991, General Partner of Capital
  Resource Partners, a private capital investment manager.
BRIAN H. ROWE, 64 -- Since February, 1995, Chairman Emeritus of GE Aircraft Engines     1995
  ("GEAE"), a principal business unit of the General Electric Company ("GE"); Chairman of GEAE from 1993 to 1995 and President from 1990 to 1993; held various senior management positions with GEAE from 1979 to 1990; joined GE in 1957; currently a director of Aerostructures Hamble Limited, a manufacturer of military and civil aircraft components, Atlas Air, Inc., an air cargo carrier, the Fifth Third Bank, an
  Ohio banking corporation, and Stewart & Stevenson Services, Inc., a custom packager of engine systems for the generation of electrical and mechanical power.

CURRENT DIRECTORS

NAME, AGE (AS OF JUNE 14, 1995),                                             DIRECTOR     TERM
BUSINESS EXPERIENCE AND CURRENT DIRECTORSHIPS                                 SINCE      EXPIRES
- --------------------------------------------------------------------------    -----      -------
RICHARD G. HAMERMESH, 47 -- Since August 1987, Managing Partner, Center       1987       1997
  for Executive Development, an independent executive education and training firm; currently a director of Applied Extrusion Technologies,
  Inc., a manufacturer of oriented polypropylene films for labeling and packaging applications for the food, beverage, confectionary and other consumer products industries.
AMIN J. KHOURY, 56 -- Since 1987, Chairman of the Board of Directors and      1987       1997
  Chief Executive Officer of the Company; since 1986, Managing Director of
  The K.A.D. Companies, Inc., an investment, venture capital and consulting firm; currently Chairman of the Board of Directors of Applied
  Extrusion Technologies, Inc.; and a director of Aurora Electronics,
  Inc., Brooks Automation, Inc., a manufacturer of vacuum central wafer handling systems for the semiconductor process industry, and MedChem
  Products, Inc., a manufacturer of medical products. Mr. Khoury is the brother of Robert J. Khoury.
ROBERT J. KHOURY, 53 -- Since 1987, President and Chief Operating Officer     1987       1996
  of the Company. Mr. Khoury is the brother of Amin J. Khoury.
PAUL W. MARSHALL, 52 -- Since December 1991, Chairman of the Board of         1991       1995
  Directors and Chief Executive Officer of Rochester Shoe Tree Co., Inc.,
  a manufacturer and distributor of cedar shoe trees and other cedar and shoe care products; from 1989 to November 1991, Chairman of Industrial
  Economics Co., a management consulting firm; from 1989 to 1992, Adjunct
  Professor, Harvard Business School; currently a director of Doskocil
  Incorporated, a meat products manufacturer, Applied Extrusion
  Technologies, Inc. and Raymond James Financial Corporation, a regional brokerage firm.
HANSJORG WYSS, 59 -- Since 1977, Director, President and Chief Executive      1989       1996
  Officer of Synthes (U.S.A.), Ltd. and Synthes (Canada), Ltd.,
  manufacturers and distributors of orthopedic implants and instruments;
  currently a director of Applied Extrusion Technologies, Inc.

BOARD OF DIRECTORS AND COMMITTEES

     The Board of Directors held five meetings during the fiscal year ended February 25, 1995 ("Fiscal 1995"). All directors attended at least 75% of Board meetings during Fiscal 1995, except Mr. Wyss who attended 60% of the meetings. The Board of Directors currently has two standing committees, the Audit Committee and the Stock Option and Compensation Committee.

     The Audit Committee, composed of Messrs. Richard G. Hamermesh and Hansjorg Wyss, held one meeting during Fiscal 1995. The Audit Committee recommends to the Board of Directors the independent auditors to be engaged by the Company, reviews with management and with the independent auditors the Company's internal accounting procedures and controls and reviews with the independent auditors the scope and results of their audit.

     The Stock Option and Compensation Committee, composed of Messrs. Cowart and Hamermesh, held no meetings during Fiscal 1995 but acted pursuant to unanimous written consent on five occasions. The Committee provides recommendations to the Board regarding compensation matters and administers the Company's stock option and compensation plans.

                         SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

     The following table and notes thereto set forth certain information with respect to the beneficial ownership of the Company's Common Stock as of June 14, 1995 by (i) each person who is known to the Company to beneficially own more than 5% of the outstanding shares of Common Stock of the Company; (ii) each of the chief executive officer and the four other most highly paid executive officers of the Company in Fiscal 1995 (collectively, the "Named Executive
Officers") and each director of the Company; and (iii) all Named Executive
Officers and directors of the Company as a group. Except as otherwise indicated, each of the stockholders named below has sole voting and investment power with respect to the shares of Common Stock beneficially owned:

                                                                             COMMON STOCK
                                                                           BENEFICIALLY OWNED
                                                                     ------------------------------
                                                                      NUMBER             PERCENT OF
                                                                        OF               OUTSTANDING
            NAMES                                                     SHARES              SHARES(1)
            -----                                                     ------             -----------
Wellington Management Company.....................................   1,924,900             11.9
     75 State Street
     Boston, MA 02109
State of Wisconsin Investment Board...............................   1,585,000              9.8
     P.O. Box 7842
     Madison, WI 53707
Forstmann-Leff Associates Inc.....................................   1,089,600              6.7
     55 East 52nd Street
     New York, NY 10055
Jurika & Voyles, Inc..............................................     942,591              5.8
     1999 Harrison St., Suite 700
     Oakland, CA 94612
Reams Asset Management Company LLC................................     855,300              5.3
     227 Washington Street
     Columbus, IN 47201
Oppenheimer Group, Inc............................................     833,800              5.2
     Oppenheimer Tower
     World Financial Tower
     New York, NY 10281
Amin J. Khoury+*..................................................     782,800(2)           4.6
Marco C. Lanza+...................................................     194,586(3)           1.2
Hansjorg Wyss*....................................................     183,609(4)           1.1
Jim C. Cowart*....................................................     156,750(5)            **
Robert J. Khoury+*................................................     145,584(6)            **
Paul W. Marshall*.................................................     133,750(7)            **
Richard G. Hamermesh*.............................................      56,001(8)            **
Thomas P. McCaffrey+..............................................      50,085(9)            **
E. Ernest Schwartz+...............................................      37,500(10)           **
Brian H. Rowe.....................................................      -0-                  --
All Directors and Named Executive Officers as a group (10
  persons)........................................................   1,740,665(11)          9.9

- ---------------
  + Named Executive Officer

  * Director of the Company

 ** Less than 1 percent


 (1) The number of shares of Common Stock deemed outstanding includes: (i) 16,154,235 shares of Common Stock outstanding as of June 14, 1995; and (ii) shares of Common Stock subject to outstanding stock options which are exercisable by the named individual or group in the next sixty days (commencing June 14, 1995).

 (2) Represents shares issuable upon the exercise of stock options exercisable in the next sixty days.

 (3) Includes 150,000 shares issuable upon the exercise of stock options exercisable in the next sixty days. Excludes options to purchase 50,000 shares of Common Stock which are not exercisable in the next sixty days.

 (4) Includes 42,500 shares issuable upon the exercise of stock options exercisable in the next sixty days. Excludes options to purchase 12,500 shares of Common Stock which are not exercisable in the next sixty days.

 (5) Includes 20,000 shares acquired by a profit sharing plan in which Mr. Cowart has a fifty percent interest and 133,750 shares issuable upon the exercise of stock options exercisable in the next sixty days. Excludes options to purchase 21,250 shares of Common Stock which are not exercisable in the next sixty days.

 (6) Includes 145,000 shares issuable upon the exercise of stock options exercisable in the next sixty days. Excludes options to purchase 55,000 shares of Common Stock which are not exercisable in the next sixty days.

 (7) Represents shares issuable upon the exercise of stock options exercisable in the next sixty days. Excludes options to purchase 21,250 shares of Common Stock which are not exercisable in the next sixty days.

 (8) Includes 2,000 shares held in trusts for the benefit of Mr. Hamermesh's two children, of which trust Mr. Hamermesh and his wife are trustees and in which shares Mr. Hamermesh disclaims all beneficial interest. Also includes 42,500 shares issuable upon the exercise of stock options exercisable in the next sixty days. Excludes options to purchase 12,500 shares of Common Stock which are not exercisable in the next sixty days.

 (9) Includes 47,500 shares issuable upon the exercise of stock options exercisable in the next sixty days. Excludes options to purchase 22,500 shares of Common Stock which are not exercisable in the next sixty days.

(10) Represents shares issuable upon the exercise of stock options exercisable in the next sixty days. Excludes options to purchase 12,500 shares of Common Stock which are not exercisable in the next sixty days.

(11) Includes 1,515,300 shares issuable upon the exercise of stock options exercisable in the next sixty days. Excludes options to purchase 207,500 shares of Common Stock which are not exercisable in the next sixty days.

                             EXECUTIVE COMPENSATION

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

     The Compensation Committee, which is responsible for making recommendations to the Board of Directors on compensation relating to officers of the Company and administering the Company's stock option plans, makes the following report on executive compensation for Fiscal 1995:

     The Company's executive compensation program is designed to reward and retain executives who are capable of leading the Company in achieving its strategic and financial objectives in the competitive and rapidly changing commercial aircraft cabin interior products industry.

     The Company relies on three compensation components to motivate executive performance: annual salary, incentive cash bonuses and stock-based incentive compensation. Except for Mr. Schwartz, whose employment agreement expired on February 28 of this year, each of the Named Executive Officers has an employment agreement that establishes an annual base salary at a level the Company believes is very modest for companies in the aerospace and airline industries and in the mid-range for growth companies traded on the Nasdaq National Market. In addition to base salary, each Named Executive Officer may receive an incentive cash bonus at the end of each fiscal year based upon corporate performance and that officer's individual performance. Corporate performance is measured by the Company's strategic and financial performance in that fiscal year, with particular reference to net revenues and operating earnings for the year, together with gains in market share for the Company's products. Because the Compensation Committee believes that short-term fluctuations in stock price do not necessarily reflect the underlying strength or future prospects of the Company, the Compensation Committee does not emphasize year-to-year changes in stock price in its evaluation of corporate performance. Individual performance is measured by the strategic and financial performance of the particular officer's operational responsibility in comparison to targeted performance criteria.

     While skeptical about the significance of short-term fluctuations in stock price, the Compensation Committee believes that long-term stock price appreciation will reflect the Company's achievement of its strategic goals and objectives. Accordingly, the Company seeks to create long-term performance incentives for its key employees through the Company's stock-based incentive compensation program. Stock options are granted to key employees at a price equal to the fair market value on the date of grant, and awards are based on the performance of such employees and anticipated contributions by such employees in helping the Company achieve its strategic goals and objectives. Stock option grants are also made by reference to the number of stock options an employee already holds.

     For the last two fiscal years, despite the achievement of essentially all of the strategic objectives associated with the creation of long-term shareholder value, including gains in market share for all of the Company's products, revenues and operating earnings did not meet the Company's projections due to the continued recession in the airline industry and, therefore, the Company did not pay any cash bonuses to any of its Named Executive Officers, other than Mr. Schwartz in connection with three acquisitions made during the fiscal year ended February 26, 1994. The Company did grant stock options to key employees, including the Named Executive Officers other than Mr. Amin J. Khoury, upon recommendation of management and approval of the Compensation Committee.

     The base salary for Mr. Amin J. Khoury, Chairman of the Board and Chief Executive Officer of the Company, for Fiscal 1995 was $382,653, which included a cost-of-living increase calculated by reference to the Consumer Price Index as provided in his employment agreement with the Company. See "Employment Contracts
- -- Amin J. Khoury" below. Mr. Khoury was not granted any bonus or stock options for Fiscal 1995.

     With respect to the above matters, the Compensation Committee submits this report.

                                            COMPENSATION COMMITTEE
                                            Jim C. Cowart
                                            Richard G. Hamermesh

     The following tables set forth information with respect to the compensation of the Named Executive Officers in Fiscal 1995:

                           SUMMARY COMPENSATION TABLE

                                                                     LONG-TERM
                                            ANNUAL COMPENSATION     COMPENSATION
                                           ---------------------    ------------     ALL OTHER
 NAME AND PRINCIPAL POSITION    YEAR(1)    SALARY($)    BONUS($)     OPTIONS(#)     COMPENSATION($)
- ------------------------------  -------    ---------    --------    ------------    ---------------
Amin J. Khoury................    1995      382,653           0              0           3,764(2)
  Chairman and Chief              1994      370,440           0              0           5,514(2)
  Executive Officer               1993      360,000     360,000        775,000         127,200(3)
Robert J. Khoury..............    1995      200,000           0         60,000           4,551(2)
  President and Chief             1994      200,000           0         50,000           4,497(2)
  Operating Officer               1993      200,000     200,000              0           4,300(2)
Marco C. Lanza................    1995      150,010           0         90,000           4,432(2)
  Executive Vice President,       1994      150,000           0         10,000           4,497(2)
  Marketing and Product           1993      150,000      40,000              0           4,400(2)
  Development
Thomas P. McCaffrey...........    1995      155,192           0         20,000           4,201(2)
  Vice President, Chief
  Financial Officer and           1994      123,384           0         50,000               0
  Secretary(4)
E. Ernest Schwartz............    1995      137,500           0          5,000          18,859(2)
  President, Galley               1994      135,000      20,000         20,000           4,497(2)
  Products Group                  1993      135,000      54,100         25,000           3,900(2)

- ---------------

(1) The periods covered by this table are the fiscal years ended in February 1995, 1994 and 1993.

(2) Defined contribution plan contribution paid by the Company.

(3) Includes reimbursement by the Company for relocation expenses of $125,300 and a defined contribution plan contribution paid by the Company of $1,900.

(4) Mr. McCaffrey commenced his employment with the Company as of May 1, 1993.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                INDIVIDUAL GRANTS
                                     ------------------------------------------------------------------------
                                                     % OF TOTAL
                                                      OPTIONS
                                                     GRANTED TO                                   GRANT DATE
                                      OPTIONS       EMPLOYEES IN      EXERCISE      EXPIRATION      PRESENT
         NAME                        GRANTED(#)    FISCAL YEAR(2)    PRICE($/SH)       DATE       VALUE($)(1)
        -----                        ----------    --------------    -----------    ----------    -----------
Amin J. Khoury....................          0            N/A              N/A             N/A            N/A
Robert J. Khoury(3)...............     60,000           14.1            $8.25         5/17/04      $ 328,560
Marco C. Lanza(3).................     90,000           21.2            $8.25         5/17/04      $ 492,840
Thomas P. McCaffrey(3)............     20,000            4.7            $8.25         5/17/04      $ 109,520
E. Ernest Schwartz(3).............      5,000            1.2            $8.25         5/17/04      $  27,380

- ---------------

(1) The Black-Scholes method of option valuation, one of the alternative methods of option valuation permitted by the Securities and Exchange Commission, has been used to determine hypothetical values as of the grant date of the stock options granted in Fiscal 1995 and does not reflect the actual value of the option awards at any given time. The hypothetical values are based on assumptions that 45.14% is the expected volatility, 6.15% is the risk-free rate of return for the option grants to Messrs. Khoury, Lanza, McCaffrey and Schwartz, the Company will pay no dividends over the ten-year period and the options will be exercised on their expiration date. The Company does not advocate or necessarily agree that the Black-Scholes method, or any method permitted by the Securities and Exchange Commission, can properly determine the value of an option. If the hypothetical valuation produced by the Black-Scholes method was realized in May 2004, the present value as of May 1994 of the Company's stock appreciation for all stockholders during the period from May 1994 to May 2004 would have been $88.5 million or $5.48 of appreciation per share. However, there can be no assurance that the Company's stock price will appreciate in the amount the Black-Scholes method suggests.

(2) During Fiscal 1995, the Company granted to its employees options covering 424,500 shares of Common Stock.

(3) The options granted to Messrs. Khoury, Lanza, McCaffrey and Schwartz are exercisable 25% on May 17, 1994, the date of grant, and an additional 25% on each anniversary thereof.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES



                                                                                           VALUE OF
                                                                   NUMBER OF             UNEXERCISED
                                                                  UNEXERCISED           IN-THE-MONEY
                                                                   OPTIONS AT            OPTIONS AT
                                      SHARES                       FY-END(#)              FY-END($)
                                     ACQUIRED                     -----------            -----------
                                        ON           VALUE        EXERCISABLE/            EXERCISABLE/
        EXERCISABLE/NAME             EXERCISE(#)   REALIZED($)   UNEXERCISABLE          UNEXERCISABLE(1)
- ---------------------------------    -----------   -----------   --------------         ----------------
Amin J. Khoury...................      0            N.A.         782,800/0              0/N.A.
Robert J. Khoury.................      0            N.A.         145,000/55,000         0/0
Marco C. Lanza...................      0            N.A.         150,000/50,000         0/0
Thomas P. McCaffrey..............      0            N.A.          47,500/22,500         0/0
E. Ernest Schwartz...............      0            N.A.          37,500/12,500         0/0

- ---------------

(1) The closing price for the Company's Common Stock on the Nasdaq National Market on February 24, 1995, the last trading day of the fiscal year, was $5.50 per share.

DEFINED BENEFIT ARRANGEMENT

     Pursuant to the employment agreement between the Company and Mr. Amin J. Khoury, upon the occurrence of the earlier of December 31, 2001 (the employment agreement's termination date) or the termination of the employment agreement by reason of Mr. Khoury's death or incapacity, Mr. Khoury or his estate, as the case may be, shall be entitled to receive a retirement compensation payment (the "Retirement Compensation") equal to Mr. Khoury's base salary, as adjusted for inflation, in effect immediately prior to the termination of his employment, which amount is payable for each successive year following termination for the number of years Mr. Khoury has served the Company. Mr. Khoury's base salary is currently $382,653, and his service to the Company began on August 1, 1987, the date he became Chairman and Chief Executive Officer of the Company. The Retirement Compensation may be paid in monthly installments, or Mr. Khoury or his personal representative, as the case may be, may elect to receive the present value of the aggregate Retirement Compensation in a lump sum.

COMPENSATION OF DIRECTORS

     Directors who are employees of the Company receive no additional compensation for serving on the Company's Board of Directors. Directors who are not employees of the Company (the "Eligible Directors") receive compensation of $2,500 per calendar quarter and are entitled to participate in the Company's 1991 Directors' Stock Option Plan, as from time to time in effect (the "Directors' Plan"). Under the Directors' Plan, each Eligible Director is awarded an option for 5,000 shares of Common Stock on December 15 of each year the plan is in effect, provided he or she is an Eligible Director on that date. In addition, each Eligible Director, excluding those individuals who are currently directors of the Company, is awarded an initial grant of 35,000 shares of Common Stock as of the date of his or her first election as a director.

     The exercise price of all options granted under the Directors' Plan may not be less than 100% of the fair market value of the Common Stock on the date of the grant. Options expire 10 years after the date of grant and become exercisable, subject to certain conditions which accelerate vesting, as follows:
25% on the first anniversary of the date of grant and an additional 25% each calendar year thereafter. On December 15, 1994, each of the following directors was awarded an option to purchase 5,000 shares of Common Stock at a price of $7.44 per share: Jim C. Cowart, Richard G. Hamermesh, Paul W. Marshall and Hansjorg Wyss.

EMPLOYMENT CONTRACTS

     Amin J. Khoury. Mr. Khoury and the Company have entered into an employment agreement dated as of January 1, 1992 which extends through December 31, 2001. Under the employment agreement, Mr. Khoury receives an initial base salary of $360,000 per year, subject to increases as determined from time to time by the Board of Directors and subject to cost of living increases calculated by reference to the Consumer Price Index. Mr. Khoury's base salary for Fiscal 1995 was $382,653. Mr. Khoury is also entitled to receive bonuses from the Company when, as and if determined from time to time by the Board of Directors. Mr. Khoury is also entitled to retirement compensation upon the expiration of his employment term. See "Defined Benefit Arrangement" above.

     Robert J. Khoury. Mr. Khoury and the Company have entered into an employment agreement dated as of March 1, 1992 which extends through February 28, 1998, unless otherwise terminated. Under the employment agreement, Mr. Khoury receives a base salary of $200,000, subject to increases from time to time as determined by the Board of Directors. Mr. Khoury is entitled to receive an annual incentive bonus when, as and if determined by the Board of Directors, which shall not exceed 100% of his then current salary. If Mr. Khoury dies, his estate becomes entitled to receive his base salary for the remainder of the term of the agreement. If he becomes disabled, he is entitled to receive his base salary, plus all benefits owing under the agreement, for the remainder of its term, except that the Company's obligation to pay such salary and benefits terminates if he subsequently takes other employment, to the extent of the salary and benefits from such other employment. If the Company terminates his employment agreement for cause, the Company has no further obligations to him, except for unpaid salary and benefits accrued through the date of termination. In addition, if Mr. Khoury terminates his employment under the agreement on or after August 1, 1997, the Company will pay him (or in the event of his death after such date, his estate) for ten successive years after such termination an annual sum equal to 50% of his average annual salary for the three years then most recently completed immediately preceding such termination.

     Marco C. Lanza. Mr. Lanza and the Company have entered into an employment agreement dated as of March 1, 1992 which extends through February 28, 1997, unless sooner terminated. Under the employment agreement, Mr. Lanza receives a base salary of $150,000 and is entitled to receive an annual incentive bonus when, as and if determined by the Board of Directors. Mr. Lanza does not have provision in his employment agreement for a retirement benefit. In all other respects, Mr. Lanza's employment agreement is the same as Mr. Robert Khoury's employment agreement described above.

     Thomas P. McCaffrey. Mr. McCaffrey and the Company have entered into an employment agreement dated as of May 1, 1993 which extends through May 1, 1996, unless sooner terminated. Under the employment agreement, Mr. McCaffrey receives a base salary of $150,000 and is entitled to receive an annual incentive bonus when, as and if determined by the Board of Directors but not to exceed 100% of salary. Mr. McCaffrey does not have provision in his employment agreement for a retirement benefit. However, Mr. McCaffrey will receive his salary and benefits under the agreement through May 1, 1997 if a change of control of the Company during the term of his agreement results in the termination of his employment or a material reduction in his salary and/or benefits. In addition, if Mr. McCaffrey dies, his estate becomes entitled to receive a lump sum equal to the salary Mr. McCaffrey would have otherwise received during the immediately following 180-day period had he not died. In all other respects, Mr. McCaffrey's employment agreement is the same as Mr. Robert Khoury's employment agreement described above.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     In 1990, the Company adopted a formal policy whereby all transactions between the Company and its officers, directors, principal stockholders or other affiliates must be on terms no less favorable to the Company than could be obtained from unaffiliated third parties on an arm's-length basis, and such transactions will be approved by a majority of the Company's independent and disinterested directors.

     Under a Supply Agreement dated April 17, 1990 with Applied Extrusion Technologies, Inc., a Delaware corporation ("AET"), the Company purchases from AET its requirements of injection-molded plastic parts for use in the manufacture of passenger control units and other products for installation in commercial aircraft for the period ending March 31, 1998. Under that agreement, AET has agreed to use its best efforts at all times to maintain available and in good working order a sufficient number and variety of injection molding machines to satisfy the Company's orders as received and to use its best efforts to initiate production within three days of receipt of an order or, in emergency situations, on the day on which the order is received. The price to be paid by the Company to AET for products purchased under the Supply Agreement is an amount which results in a 331/3% gross margin to AET, after including in AET's standard cost for such products, all direct and indirect costs of labor, materials, equipment and overhead. Purchases by the Company under this agreement for Fiscal 1995 were approximately $984,000. Mr. Amin J. Khoury is a director and significant stockholder of AET and serves as Chairman of its Board of Directors. Messrs. Hamermesh, Marshall and Wyss, directors of the Company, also are directors of AET.

     During the fifteen month period commencing February 27, 1994, Boston Film Company, Inc., a multimedia film and video production house ("BFC"), was paid an aggregate of $247,236 in fees and expenses for extensive support services performed for a number of the Company's Divisions, including the production of CD ROM and other marketing and training materials, preparation of corporate video and slide presentations, and providing technical support for the management information systems group. Amin C. Khoury, President of BFC, is the son of Amin J. Khoury, Chairman and Chief Executive Officer of the Company and a minority stockholder of BFC.

     During the eight month period commencing September 15, 1994, Dr. Paul W. Marshall, a director of the Company, was paid an aggregate of $159,806 in fees and expenses for consulting services performed on behalf of the Company.

PERFORMANCE GRAPH

     The following graph compares the yearly percentage change in the Company's cumulative total shareholder return on its Common Stock with the cumulative total return on the Nasdaq National Market Index, the Dow Jones Airlines Index and the Dow Jones Aerospace and Defense Index from April 24, 1990, the date of the Company's initial public offering through February 24, 1995, the last trading day of Fiscal 1995, based upon an assumed $100 investment in the Company's Common Stock and in the stocks comprising each such index as of March 1990:
                COMPARISON OF 59 MONTH CUMULATIVE TOTAL RETURN*
                          AMONG BE AEROSPACE, INC.

                              [GRAPH]

* $100 INVESTED ON 04/24/90 IN STOCK OR ON 03/31/90 IN INDEX --
  INCLUDING REINVESTMENT OF DIVIDENDS.
  FISCAL YEAR ENDING FEBRUARY 28.

- ------------------------------------------------------------------------------------------------------
                                   3/90      7/90      7/91      2/92      2/93      2/94      2/95
- ------------------------------------------------------------------------------------------------------
 BE Aerospace, Inc.                $ 100     $ 148     $ 207     $ 207     $ 148     $ 170     $  81
- ------------------------------------------------------------------------------------------------------
 DJ Airlines Index                   100        86        91       101        90       103        85
- ------------------------------------------------------------------------------------------------------
 DJ Aerospace & Defense Index        100       105       113       115       121       121       190
- ------------------------------------------------------------------------------------------------------
 Nasdaq National Market -- US        100       101       120       153       162       191       195
- ------------------------------------------------------------------------------------------------------

- ---------------
(1) The stock prices on the Performance Graph are not necessarily indicative of future stock price performance.

     Each of the Report of the Compensation Committee of the Board of Directors and the Performance Graph shall not be deemed incorporated by reference by any general statement incorporating this proxy statement into any filing under the Securities Act of 1933, as from time to time in effect, or under the Securities Exchange Act of 1934, as from time to time in effect, except to the extent that the Company specifically incorporates this information by reference and shall not otherwise be deemed filed under such acts.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission (the "Commission") initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater-than-ten-percent shareholders are required by Commission regulations to furnish the Company with copies of all Section 16(a) forms they file.

     To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and, with respect to its officers and directors, written representations that no other reports were required, during Fiscal 1995, all Section 16(a) filing requirements applicable to its officers, directors and greater-than-ten-percent beneficial owners were complied with, except that (i) Mr. Wyss filed a Form 5 approximately four weeks late, due to being abroad and unavailable, which report disclosed one transaction in the Company's Common Stock; (ii) Messrs. Robert J. Khoury, Lanza, McCaffrey, G. Bernard Jewell, President of the Company's Services Division, and Jeffrey P. Holtzman, Treasurer, each filed a report on Form 5 one week late, which report disclosed a matching contribution of Common Stock by the Company pursuant to the Company's 401(k) Plan; and (iii) Mr. Jewell filed four reports on Form 4 approximately four, three, two, and one month(s) late, respectively, due to a misunderstanding of the scope of beneficial ownership, which reports disclosed seven transactions in the Company's Common Stock.

     In making the above statements, the Company has relied on the written representations of its directors and officers and copies of the reports that have been filed with the Commission.

                                 PROPOSAL NO. 2

      APPROVAL OF AMENDMENT OF AMENDED AND RESTATED 1989 STOCK OPTION PLAN

     The Board of Directors has unanimously approved, subject to stockholder approval, an increase in the number of shares available for grants of options under the Amended and Restated 1989 Stock Option Plan (the "1989 Plan") from 1,500,000 to 1,800,000.

     In July 1989, the Company's Board of Directors and stockholders approved the 1989 Stock Option Plan. An amendment and restatement of the 1989 Stock Option Plan was approved by the stockholders of the Company at the Annual Meeting of Stockholders held on December 5, 1991 and it was further amended by action of the stockholders at the Annual Meeting of Stockholders held on July 15, 1992 (the 1989 Stock Option Plan as amended and restated is referred to herein as the "1989 Plan"). The 1989 Plan is administered by the Stock Option Committee and provides for the grant of incentive stock options and non-statutory stock options to employees, consultants or advisers of the Company. Directors who are also employees, consultants or advisers are also eligible to participate in the 1989 Plan.

     The exercise price of all options granted under the Employee Option Plan may not be less than 100% (110% for owners of more than 10% of the Common Stock in the case of incentive stock options) of the fair market value of the Common Stock on the date of grant. Options expire 10 years after the date of grant (5 years after the date of grant for owners of more than 10% of the Common Stock in the case of incentive stock options). Options generally become exercisable as follows: 25% upon grant and an additional 25% each calendar year thereafter.

     A total of 1,500,000 shares of Common Stock has been reserved under the 1989 Plan. As of June 14, 1995, the Company had granted options under the 1989 Plan to purchase an aggregate of 1,735,500 shares of Common Stock at a weighted average price of $9.21 per share. During the fiscal year ended February 25, 1995, the Company granted options under the 1989 Plan to purchase an aggregate of 417,000 shares of Common Stock at an exercise price of $8.24 per share, including options to Messrs. Robert J. Khoury, Lanza, McCaffrey and Schwartz to purchase an aggregate of 175,000 shares and to all executive officers as a group to purchase 205,000 shares. All of such options were granted at an exercise price equal to the fair market value of the Common Stock on the date of grant.

     Federal Tax Effects. The following general summary of federal income tax consequences, based on the law as currently in effect, does not purport to be a complete description of federal or other tax aspects of the 1989 Plan. Moreover, the following summary does not discuss possible foreign, state, estate or other tax consequences.

     Incentive Stock Options. Neither the grant nor, in general, the exercise of an incentive stock option produces taxable ordinary income to the employee or a deduction to the Company. However, upon exercise of an incentive stock option the participant's "alternative minimum taxable income" will be increased, generally by the excess of the fair market value of the shares at time of exercise over the option price, and the employee may be required to pay the alternative minimum tax ("AMT"). Any AMT attributable to the exercise of an incentive stock option may be applied as a credit against the participant's regular tax liability in subsequent years, subject to certain limitations.

     If the participant does not dispose of stock received upon the exercise of an incentive stock option within two years from the date the option was granted nor within one year after the date of exercise, any later sale of the shares will result in a long-term capital gain or loss. However, if shares received upon exercise of an incentive stock option are disposed of before these holding-period requirements have been satisfied (a "disqualifying disposition"), the participant will realize ordinary income, and the Company will be entitled to a deduction, equal in general to the difference between the option price and the value of the shares on the date of exercise. In the case of a disqualifying disposition that is a sale with respect to which loss (if sustained) would be recognized, the amount of ordinary income will not exceed the excess of the amount realized on such sale over the adjusted basis for the stock. A disqualifying disposition of shares acquired upon exercise of an incentive stock option that occurs in the same taxable year of the participant as the date his or her AMT income was increased by reason of such exercise will eliminate the AMT effect, if any, of such exercise.

     In the event a participant pays the option price of an incentive stock option by surrendering shares of previously owned stock, the surrender will not, in general, result in the recognition of gain. However, the exercise of an incentive stock option by the surrender of shares which were themselves acquired by the participant upon exercise of an incentive stock option will be a disqualifying disposition of the surrendered shares if it takes place within two years after the grant or one year after the exercise of the incentive stock option pursuant to which the surrendered shares were acquired.

     Incentive stock options granted pursuant to the 1989 Plan are treated for tax purposes as nonstatutory options (see below) to the extent that the aggregate fair market value of Common Stock with respect to which such options are exercisable for the first time by an individual during any calendar year exceeds $100,000. For purposes of the preceding sentence, incentive stock options under all option plans of the Company and its subsidiaries are aggregated, and fair market value is determined as of the time of grant of the option.

     Non-Statutory Stock Options. The grant of a non-statutory stock option does not produce taxable income to the employee or a deduction to the Company. When a participant exercises a non-statutory stock option, he or she realizes, for federal income tax purposes, ordinary income, subject to withholding, in the amount of the difference between the option price and the then-market value of the shares, and the Company is entitled to a corresponding deduction (subject to satisfying its obligation to withhold with respect to such income). The tax is due regardless of whether or not the optionee sells the stock acquired upon exercise of the option.

     If a participant exercises a non-statutory stock option in whole or in part by surrendering previously acquired stock (whether acquired upon exercise of an incentive or non-statutory stock option or otherwise), no gain or loss is recognized on the exchange of the previously acquired shares for an equivalent number of new shares.

     Special Rules Applicable to Executive Officers and Directors. The tax rules described above are subject to modification in the case of optionees subject to the so-called "short-swing profit" rules of Section 16(b) of the Securities Exchange Act of 1934, as amended ("Restricted Parties"). In the case of an option exercised by a Restricted Party within six months of the date of grant of the option, the ordinary income (or increase in AMT income, in the case of an incentive stock option) associated with exercise will in general be recognized six months following the date of grant and will be measured by the excess (if any) of the fair market value of the shares over the option price at that time, rather than being recognized and measured at time of exercise. Any deduction available to the Company in connection with the exercise will be similarly deferred. However, a Restricted Party exercising an option within six months of the date of the option grant may elect under Section 83(b) of the Code to have the income associated with exercise measured and taken into account at that time. An election under Section 83(b) of the Code must be made not later than 30 days after exercise and must satisfy certain other requirements.

     Before the approval of the proposed increase in the number of shares available for grants under the 1989 Plan, there were no shares available for such grants.

     The affirmative vote of a majority of the shares present, in person or by proxy, and entitled to vote at the Meeting is required to approve the amendment of the 1989 Plan.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR THIS PROPOSAL.

                                 PROPOSAL NO. 3

                    CONSIDERATION OF THE MACBRIDE PRINCIPLES

     The following resolution is submitted by New York City Comptroller Alan G. Hevesi, Municipal Building, 1 Centre Street, New York New York 10007, on behalf of the New York City Employees' Retirement System, the New York City Teachers' Retirement System, the New York City Police Pension Fund, and the New York City Fire Department Pension Fund which state that they own an aggregate of 17,000 shares of the Common Stock of the Company and have requested that the Company offer the resolution set forth below for stockholders to consider at the Meeting.

WHEREAS, BE Aerospace operates a wholly-owned subsidiary in Northern Ireland,

WHEREAS, the on-going peace process in Northern Ireland encourages us to search for non-violent means for establishing justice and equality;

WHEREAS, employment discrimination in Northern Ireland has been cited by the International Commission of Jurists as being one of the major causes of the conflict in that country;

WHEREAS, Dr. Sean MacBride, founder of Amnesty International and Nobel Peace laureate, has proposed several equal opportunity employment principles to serve as guidelines for corporations in Northern Ireland. These include:

     1. Increasing the representation of individuals from underrepresented religious groups in the workforce including managerial, supervisory, administrative, clerical and technical jobs.

     2. Adequate security for the protection of minority employees both at the workplace and while traveling to and from work.

     3. The banning of provocative religious or political emblems from the workplace.

     4. All job openings should be publicly advertised and special recruitment efforts should be made to attract applicants from underrepresented religious groups.

     5. Layoff, recall, and termination procedures should not in practice, favor particular religious groupings.

     6. The abolition of job reservations, apprenticeship restrictions and differential employment criteria, which discriminate on the basis of religion or ethnic origin.

     7. The development of training programs that will prepare substantial numbers of current minority employees for skilled jobs, including the expansion of existing programs and the creation of new programs to train, upgrade, and improve the skills of minority employees.

     8. The establishment of procedures to assess, identify and actively recruit minority employees with potential for further advancement.

     9. The appointment of a senior management staff member to oversee the Company's affirmative action efforts and the setting up of timetables to carry out affirmative action principles.

RESOLVED, Shareholders request the Board of Directors to:

     1. Make all possible lawful efforts to implement and/or increase activity on each of the nine MacBride Principles.

                              SUPPORTING STATEMENT

     -- Continued discrimination and worsening employment opportunities have been cited as contributing to support for a violent solution to Northern Ireland's problems.

     -- In May 1986, the United States District Court, ruled in NYCERS v. American Brands, 634 F. Supp 1382 (S.D.N.Y., May 12, 1986). That "all nine of the MacBride Principles could be legally implemented by management in its Northern Ireland facility.

     -- An endorsement of the MacBride Principles by BE Aerospace will demonstrate its concern for human rights and equality of opportunity in its international operations.

     Please vote your proxy FOR these concerns.

BOARD OF DIRECTORS RECOMMENDATION

     Your Board of Directors believes that adoption of this proposal is not in the best interests of stockholders. The Company already has taken the steps necessary to provide equal employment opportunity in Northern Ireland, regardless of religious affiliation. The Company adheres to both the letter and the spirit of the "Fair

Employment (Northern Ireland) Act of 1989" as well as the "Code of Practice" promulgated by the Act. The Company is also registered with the Fair Employment Commission.

     The Company originally had intended to exclude the Comptroller's proposal from this proxy statement in reliance on Rule 14a-8(c)(7) as well as other provisions of the proxy rules of the Securities and Exchange Commission (the "SEC"). This Rule permits exclusion of proposals that relate to an issuer's ordinary business operations, as such matters are properly within the domain of an issuer's board of directors and not its stockholders. The Company followed the proxy rules by notifying the Comptroller and the SEC of its intention to omit the proposal. Following a series of letters to the SEC, including correspondence from the Comptroller in which it expressed its own views to the SEC, the SEC staff issued to the Company a "no-action" letter stating that the SEC staff agreed with the Company that the proposal could properly be omitted from the proxy statement pursuant to Rule 14a-8(c)(7). The Company therefore determined not to include the proposal and proceeded with the preparation of its proxy materials.

     Two weeks before mailing of the proxy materials, however, the Comptroller's office informed the Company that, if the Company did not agree within 24 hours to include the proposal in the proxy materials, the Comptroller's office would bring litigation, including a demand for an injunction, against the Company. The Company had complied fully with the proxy rules in determining to omit the proposal, obtained the SEC staff's agreement with its decision to do so and is confident it would have prevailed in any litigation with the Comptroller's office. Nevertheless, after due consideration of the cost involved in litigating what it believed to be a settled matter, management of the Company determined that the cost to the Company and its stockholders of the threatened litigation outweighed the effect of submitting the proposal to our stockholders for their vote.

     The Company's policy and practice worldwide are to provide equal opportunity employment in all locations without regard to race, color, religious belief, gender, age, national origin, citizenship status, marital status, sexual orientation or disability.

     Northern Ireland is no exception. Through its established equal employment opportunity program, the Northern Ireland operation essentially complies with the practices outlined in the MacBride Principles. The Company is an equal opportunity employer in all job advertisements, and hiring procedures are based on the experience and qualifications needed to satisfy individual job requirements. Equal opportunity is observed for all employees in training, advancement, layoff and recall procedures. The display of potentially offensive or intimidating religious or political emblems at the Company's facilities is not permitted. The Company provides security for all employees at work.

     The affirmative vote of a majority of the shares present, in person or by proxy, and entitled to vote at the Meeting is required to approve the MacBride Principles.

  THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE AGAINST
                                 THIS PROPOSAL.

                                 AUDIT MATTERS

     Deloitte & Touche has been selected to audit the financial statements of the Company for the fiscal year ending February 24, 1996, and to report the results of their examination.

     A representative of Deloitte & Touche is expected to be present at the Meeting and will be afforded the opportunity to make a statement if he or she desires to do so and to respond to appropriate questions from stockholders.

                             STOCKHOLDER PROPOSALS

     Proposals of stockholders submitted for consideration at the Annual Meeting of Stockholders to be held in 1996 must be received by the Company no later than February 27, 1996.

                                 OTHER BUSINESS

     The Board of Directors knows of no business that will come before the meeting for action other than as described in the accompanying Notice of Meeting. However, as to any such business, the persons designated as proxies will have discretionary authority to act in their best judgment.

                                   FORM 10-K

     A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS AVAILABLE WITHOUT CHARGE BY WRITING TO: BE AEROSPACE, INC., ATTN: TREASURER, 1400 CORPORATE CENTER WAY, WELLINGTON, FLORIDA 33414.

                                    PROXY

                                                           DLC DRAFT OF 6/20/95

             ANNUAL MEETING OF STOCKHOLDERS OF BE AEROSPACE, INC.
                                JULY 26, 1995

        The undersigned hereby constitutes and appoints Messrs. Robert J. Khoury and Thomas P. McCaffrey, or either of them, with full power of substitution to each, proxies to vote and act at the Annual Meeting of Stockholders of BE Aerospace, Inc. (the "Company") to be held on July 26, 1995 at the Conference Center, 36th Floor, Ropes & Gray, One International Place, Boston, Massachusetts at 10:30 a.m., and at any adjournments thereof, upon and with respect to the number of shares of Common Stock, par value $0.01 per share, that the undersigned would be entitled to vote if personally present. The undersigned hereby instructs such proxies, or their substitutes, to vote on those matters appearing on the reverse side hereof as specified by the undersigned and in such manner as they may determine on any other matters which may come before the meeting, all as indicated in the accompanying Notice of Meeting and Proxy Statement, receipt of which is hereby acknowledged. All proxies heretofore given by the undersigned in respect of said Meeting are hereby revoked.

        THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY. UNLESS OTHERWISE SPECIFIED IN THE BOXES PROVIDED ON THE REVERSE SIDE HEREOF, THIS PROXY WILL BE VOTED FOR THE NOMINEES FOR DIRECTOR, FOR APPROVAL OF THE PROPOSED AMENDMENT OF THE AMENDED AND RESTATED 1989 STOCK OPTION PLAN, AGAINST ADOPTION OF THE MACBRIDE PRINCIPLES, AND IN THE DISCRETION OF THE NAMED PROXIES AS TO ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING, OR ANY ADJOURNMENTS THEREOF.

                 (CONTINUED AND TO BE SIGNED ON REVERSE SIDE)

                               ---------------
                                 SEE REVERSE
                                     SIDE
                               ---------------

/ X /   Please mark votes as in this example.

PLEASE DO NOT FOLD THIS PROXY.

1.  ELECTION OF DIRECTORS

    Nominees:
    Jim C. Cowart and Brian H. Rowe

FOR                         WITHHELD FROM
BOTH NOMINEES / /       / / BOTH NOMINEES
(Except as noted below)

- --------------------------------------------------------------
To withhold authority to vote for either nominee, print
ONLY that nominee's name in the space provided above.

2.  Amendment of 1989 Stock Option Plan
    FOR          AGAINST          ABSTAIN
    / /            / /              / /

3.  MacBride Principles
    FOR          AGAINST          ABSTAIN
    / /            / /              / /

- --------------------------------------------------------------
  The Board unanimously recommends a vote AGAINST Proposal 3
- --------------------------------------------------------------

                                 MARK HERE FOR
                                 ADDRESS CHANGE    /  /
                                 AND NOTE AT LEFT

Please sign exactly as name(s) appear hereon. When signing as attorney, executor, administrator, trustee, or guardian, please indicate your full title as such. Each joint owner should sign.

Signature                                     Date
          ----------------------------------       ------------------------
Signature                                     Date
          ----------------------------------       ------------------------